CARMAX REPORTS FOURTH QUARTER AND FISCAL YEAR 2025 RESULTS
Achieved over 80% earnings growth in the fourth quarter driven by gains across the business

Richmond, Va., April 10, 2025 – CarMax, Inc. (NYSE:KMX) today reported results for the fourth quarter and fiscal year ended February 28, 2025.

Fourth Quarter Highlights:(1)

•Net revenues of $6.0 billion, up 6.7%.

•Retail used unit sales increased 6.2% and comparable store used unit sales increased 5.1%; wholesale units increased 3.1%.

•CarMax’s share of the nationwide age 0-10 year old used vehicle market remained at 3.7% in calendar year 2024. Accelerating gains in the back half of the year, reflecting the positive momentum across the business, offset losses in the first half of the year.

•Total gross profit of $667.9 million increased 13.9%, driven by unit volumes and strong unit margin performance.
◦Gross profit per retail used unit of $2,322, up $71 per unit and achieving a fourth quarter record
◦Gross profit per wholesale unit of $1,045, historically strong, down $75 per unit
◦Extended Protection Plans (EPP) margin per retail unit of $580, an increase of $10 per unit
◦Service margin loss of $4 per retail unit, an improvement of $257 per retail unit

•Bought 269,000 vehicles from consumers and dealers, an increase of 15.3%.
◦223,000 vehicles were purchased from consumers, up 5.3%
◦46,000 vehicles were purchased through dealers, up 114.2%

•SG&A of $610.5 million increased 5.1%. Ongoing cost management efforts supported strong leverage of 770 basis points in SG&A as a percent of gross profit.

•CarMax Auto Finance (CAF) income of $159.3 million, an increase of 8.2%, due to growth in net interest margin percentage.

•Net earnings per diluted share of $0.58 increased 81.3% from $0.32 a year ago; this year’s quarter was impacted by $0.06 due to a $12 million Edmunds non-cash lease impairment within other expense.

•Repurchased $98.5 million in shares of common stock in the fourth quarter of fiscal year 2025.

(1) Comparisons to the prior year’s fourth quarter unless otherwise stated

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CEO Commentary:
“We are pleased with the continuing momentum across our diversified business during the fourth quarter. We delivered robust EPS growth driven by increases in unit sales and buys, strong growth in total gross profit, an increase in CAF income, and ongoing management of SG&A,” said Bill Nash, president and chief executive officer. “During fiscal year 2025, we further differentiated our consumer offering and drove incremental operational efficiencies. Our associates, stores, technology and digital capabilities, all seamlessly tied together, enable us to provide the most customer centric car buying and selling experience. This is a key differentiator that gives us the right to win and access to the largest total addressable market in the used car space, providing a strong runway for future growth.”

Fourth Quarter Business Performance Review:

Sales. Combined retail and wholesale used vehicle unit sales were 301,811, an increase of 4.9% from the prior year’s fourth quarter.

Total retail used vehicle unit sales increased 6.2% to 182,655 compared to the prior year’s fourth quarter. Comparable store used unit sales increased 5.1% from the prior year’s fourth quarter. Total retail used vehicle revenues increased 7.5% compared with the prior year’s fourth quarter, primarily driven by the increase in retail used units sold.

Total wholesale vehicle unit sales increased 3.1% to 119,156 versus the prior year’s fourth quarter. Total wholesale revenues increased 3.5% compared with the prior year’s fourth quarter, primarily driven by the increase in wholesale units sold.

We bought 269,000 vehicles from consumers and dealers, up 15.3% compared to last year’s fourth quarter. Of these vehicles, 223,000 were bought from consumers and 46,000 were bought through dealers, an increase of 5.3% and 114.2%, respectively, from last year’s fourth quarter.

Other sales and revenues increased by 2.7%, or $4.2 million, compared with the fourth quarter of fiscal 2024, primarily reflecting an increase in EPP revenues resulting from stronger margins.

Online retail sales(2) accounted for 15% of retail unit sales, compared to 14% in the fourth quarter of last year. Revenue from online transactions(3), including retail and wholesale unit sales, was $1.8 billion, or approximately 29% of net revenues, slightly down from 30% in last year’s fourth quarter.

Gross Profit. Total gross profit was $667.9 million, up 13.9% versus last year’s fourth quarter. Retail used vehicle gross profit increased 9.5% and retail gross profit per used unit increased $71 from the prior year’s fourth quarter to $2,322.

Wholesale vehicle gross profit decreased 3.8% versus the prior year’s fourth quarter. Gross profit per unit was historically strong at $1,045, though a decrease of $75 from the prior year’s fourth quarter.

Other gross profit increased 71.8% primarily reflecting growth in service gross profit driven by cost coverage measures, positive retail unit growth, and increased efficiencies as well as growth in EPP revenues supported by stronger margins.

SG&A. Compared with the fourth quarter of fiscal 2024, SG&A expenses increased 5.1% or $29.6 million to $610.5 million, primarily driven by an increase in compensation and benefits due to year-over-year corporate bonus accrual dynamics, with the majority of the balance driven by costs related to unit volume growth. The change in SG&A was also due to an increase in advertising spend due to timing. SG&A as a percent of gross profit decreased 770 basis points to 91.4% in the fourth quarter compared to 99.1% in the prior year’s fourth quarter, driven by the growth in gross profit and ongoing cost management efforts in the stores and customer experience centers. In fiscal year 2026, we expect to require low-single-digit gross profit growth to lever SG&A.
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CarMax Auto Finance.(4) CAF income increased 8.2% to $159.3 million driven by growth in CAF’s net interest margin percentage. This quarter’s provision for loan losses was $68.3 million compared to $71.6 million in the prior year’s fourth quarter.

As of February 28, 2025, the allowance for loan losses of $458.7 million was 2.61% of ending managed receivables, down from 2.70% as of November 30, 2024. The decrease in the allowance percentage reflected the effect of the previously disclosed tightening of CAF’s underwriting standards.

CAF’s total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, was 6.2% of average managed receivables, up from the prior year’s fourth quarter but consistent with this year’s third quarter. After the effect of 3-day payoffs, CAF financed 42.3% of units sold in the current quarter, in line with the prior year’s fourth quarter. CAF’s weighted average contract rate was 11.1% in the quarter, down from 11.5% in the fourth quarter last year.

Share Repurchase Activity. During the fourth quarter of fiscal year 2025, we repurchased 1.2 million shares of common stock for $98.5 million. As of February 28, 2025, we had $1.94 billion remaining available for repurchase under the outstanding authorization.

Location Openings. During the fourth quarter of fiscal 2025, we opened two new store locations in Mays Landing, New Jersey and Visalia, California, our 250th store. We also opened a stand-alone auction facility in Chino, California that will support the Los Angeles metro market.

Fiscal 2026 Capital Spending Plan. For fiscal 2026, we are planning new store growth of six locations, as well as four stand-alone reconditioning/auction centers. We expect capital expenditures of approximately $575 million in fiscal 2026. The year-over-year increase is primarily driven by the timing of land purchases that were pushed from fiscal year 2025 to fiscal 2026. We continue to build out facilities to support our future long-term growth in offsite reconditioning and auction facilities, as well as our new stores.

Earnings Per Share Growth Model Update. Looking ahead, we have positioned the company to achieve ongoing growth in retail and wholesale unit sales and market share, with double-digit earnings per share growth for years to come. We are excited about the power of the earnings model we have built. Our model is designed to deliver an earnings per share growth CAGR in the high-teens when retail unit growth is in the mid-single digits.

Long-Term Goals. We are focused on growing the business, and we continue to make progress toward our long-term goals. However, we are removing the timeframes associated with them given the potential impact of broader macro factors.

(2)    An online retail unit sale is defined as a sale where the customer completes all four of these major transactional activities remotely: reserving the vehicle; financing the vehicle, if needed; trading-in or opting out of a trade in; and creating a remote sales order.
(3)    Revenue from online transactions is defined as revenue from retail sales that qualify for an online retail sale, as well as any EPP and third-party finance contribution, wholesale sales where the winning bid was an online bid, and all revenue earned by Edmunds.
(4)    Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.
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CarMax, Inc.

Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended February 28 or 29			Years Ended February 28 or 29
(In millions)	2025	2024	Change	2025	2024	Change
Used vehicle sales	$4,836.2	$4,497.6	7.5%	$21,079.7	$20,922.3	0.8%
Wholesale vehicle sales	1,007.9	974.3	3.5%	4,587.5	4,975.8	(7.8)%
Other sales and revenues:
Extended protection plan revenues	105.9	98.0	8.1%	451.7	401.8	12.4%
Third-party finance fees, net	(2.3)	(3.5)	33.5%	(1.5)	(5.8)	74.4%
Advertising & subscription revenues (1)	34.1	34.2	(0.3)%	139.3	135.8	2.6%
Other	21.3	26.1	(18.3)%	96.8	106.2	(8.8)%
Total other sales and revenues	159.0	154.8	2.7%	686.3	638.0	7.6%
Total net sales and operating revenues	$6,003.1	$5,626.6	6.7%	$26,353.4	$26,536.0	(0.7)%

(1)    Excludes intercompany revenues that have been eliminated in consolidation.

Unit Sales

	Three Months Ended February 28 or 29			Years Ended February 28 or 29
	2025	2024	Change	2025	2024	Change
Used vehicles	182,655	172,057	6.2%	789,050	765,572	3.1%
Wholesale vehicles	119,156	115,546	3.1%	544,312	546,331	(0.4)%

Average Selling Prices

	Three Months Ended February 28 or 29			Years Ended February 28 or 29
	2025	2024	Change	2025	2024	Change
Used vehicles	$26,133	$25,985	0.6%	$26,273	$27,028	(2.8)%
Wholesale vehicles	$8,044	$8,034	0.1%	$8,019	$8,707	(7.9)%

Vehicle Sales Changes

	Three Months Ended February 28 or 29		Years Ended February 28 or 29
	2025	2024	2025	2024
Used vehicle units	6.2%	1.3%	3.1%	(5.2)%
Used vehicle revenues	7.5%	(0.7)%	0.8%	(9.2)%

Wholesale vehicle units	3.1%	(4.0)%	(0.4)%	(6.6)%
Wholesale vehicle revenues	3.5%	(5.5)%	(7.8)%	(16.9)%

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CarMax, Inc.

Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended February 28 or 29		Years Ended February 28 or 29
	2025	2024	2025	2024
Used vehicle units	5.1%	0.1%	2.2%	(6.7)%
Used vehicle revenues	5.9%	(2.0)%	(0.4)%	(10.6)%

(1)    Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended February 28 or 29		Years Ended February 28 or 29
	2025	2024	2025	2024
CAF (2)	44.3%	44.8%	45.0%	45.8%
Tier 2 (3)	17.6%	18.7%	18.0%	18.9%
Tier 3 (4)	7.9%	8.2%	7.1%	7.0%
Other (5)	30.2%	28.3%	29.9%	28.3%
Total	100.0%	100.0%	100.0%	100.0%

(1)    Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.
(2)    Includes CAF's Tier 2 and Tier 3 loan originations, which represent approximately 2% of total used units sold.
(3)    Third-party finance providers who generally pay us a fee or to whom no fee is paid.
(4)    Third-party finance providers to whom we pay a fee.
(5)    Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended February 28 or 29				Years Ended February 28 or 29
(In millions)	2025	% (1)	2024	% (1)	2025	% (1)	2024	% (1)
Net sales and operating revenues	$6,003.1	100.0	$5,626.6	100.0	$26,353.4	100.0	$26,536.0	100.0
Gross profit	$667.9	11.1	$586.2	10.4	$2,897.9	11.0	$2,713.2	10.2
CarMax Auto Finance income	$159.3	2.7	$147.3	2.6	$581.7	2.2	$568.3	2.1
Selling, general, and administrative expenses	$610.5	10.2	$580.9	10.3	$2,435.4	9.2	$2,286.4	8.6
Interest expense	$24.1	0.4	$31.4	0.6	$107.9	0.4	$124.8	0.5
Earnings before income taxes	$118.4	2.0	$65.5	1.2	$669.4	2.5	$641.6	2.4
Net earnings	$89.9	1.5	$50.3	0.9	$500.6	1.9	$479.2	1.8

(1)Calculated as a percentage of net sales and operating revenues.

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Gross Profit (1)

	Three Months Ended February 28 or 29			Years Ended February 28 or 29
(In millions)	2025	2024	Change	2025	2024	Change
Used vehicle gross profit	$424.1	$387.3	9.5%	$1,823.2	$1,752.0	4.1%
Wholesale vehicle gross profit	124.5	129.4	(3.8)%	557.6	556.8	0.1%
Other gross profit	119.3	69.5	71.8%	517.1	404.4	27.9%
Total	$667.9	$586.2	13.9%	$2,897.9	$2,713.2	6.8%

(1)    Amounts are net of intercompany eliminations.

Gross Profit per Unit (1)

	Three Months Ended February 28 or 29				Years Ended February 28 or 29
	2025		2024		2025		2024
	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)
Used vehicle gross profit per unit	$2,322	8.8	$2,251	8.6	$2,311	8.6	$2,288	8.4
Wholesale vehicle gross profit per unit	$1,045	12.4	$1,120	13.3	$1,024	12.2	$1,019	11.2
Other gross profit per unit	$653	75.1	$404	44.9	$655	75.4	$528	63.4

(1)    Amounts are net of intercompany eliminations.
(2)    Calculated as category gross profit divided by its respective units sold, except the other category, which is divided by total used units sold.
(3)    Calculated as a percentage of its respective sales or revenue.

SG&A Expenses (1)

	Three Months Ended February 28 or 29			Years Ended February 28 or 29
(In millions)	2025	2024	Change	2025	2024	Change
Compensation and benefits:
Compensation and benefits, excluding share-based compensation expense	$328.6	$304.1	8.0%	$1,289.7	$1,226.8	5.1%
Share-based compensation expense	25.4	27.6	(7.7)%	126.9	114.1	11.3%
Total compensation and benefits (2)	$354.0	$331.7	6.7%	$1,416.6	$1,340.9	5.6%
Occupancy costs	66.5	67.3	(1.1)%	285.3	271.4	5.1%
Advertising expense	72.1	62.8	14.8%	260.7	264.4	(1.4)%
Other overhead costs (3)	117.9	119.1	(1.0)%	472.8	409.7	15.4%
Total SG&A expenses	$610.5	$580.9	5.1%	$2,435.4	$2,286.4	6.5%
SG&A as a % of gross profit	91.4%	99.1%	(7.7)%	84.0%	84.3%	(0.3)%

(1)    Amounts are net of intercompany eliminations.
(2)    Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.
(3)    Includes IT expenses, non-CAF bad debt, insurance, preopening and relocation costs, travel, charitable contributions and other administrative expenses.

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CarMax, Inc.

Components of CAF Income and Other CAF Information

	Three Months Ended February 28 or 29				Years Ended February 28 or 29
(In millions)	2025	% (1)	2024	% (1)	2025	% (1)	2024	% (1)
Interest margin:
Interest and fee income	$467.6	10.6	$433.1	9.9	$1,853.9	10.5	$1,677.4	9.7
Interest expense	(194.0)	(4.4)	(173.9)	(4.0)	(763.2)	(4.3)	(638.7)	(3.7)
Total interest margin	273.6	6.2	259.2	5.9	1,090.7	6.2	1,038.7	6.0
Provision for loan losses	(68.3)	(1.5)	(71.6)	(1.6)	(334.7)	(1.9)	(310.5)	(1.8)
Total interest margin after provision for loan losses	205.3	4.6	187.6	4.3	756.0	4.3	728.2	4.2
Total direct expenses	(46.0)	(1.0)	(40.3)	(0.9)	(174.3)	(1.0)	(159.9)	(0.9)
CarMax Auto Finance income	$159.3	3.6	$147.3	3.4	$581.7	3.3	$568.3	3.3

Total average managed receivables	$17,684.0		$17,424.9		$17,683.9		$17,313.2
Net loans originated	$1,886.2		$1,779.0		$8,254.5		$8,270.0
Net penetration rate	42.3%		42.3%		42.7%		42.9%
Weighted average contract rate	11.1%		11.5%		11.3%		11.2%

Ending allowance for loan losses	$458.7		$482.8		$458.7		$482.8

Warehouse facility information:
Ending funded receivables	$3,877.0		$3,744.6		$3,877.0		$3,744.6
Ending unused capacity	$2,223.0		$2,055.4		$2,223.0		$2,055.4

(1)Annualized percentage of total average managed receivables.

Earnings Highlights

	Three Months Ended February 28 or 29			Years Ended February 28 or 29
(In millions except per share data)	2025	2024	Change	2025	2024	Change
Net earnings	$89.9	$50.3	78.8%	$500.6	$479.2	4.5%
Diluted weighted average shares outstanding	154.7	158.2	(2.2)%	156.1	158.7	(1.7)%
Net earnings per diluted share	$0.58	$0.32	81.3%	$3.21	$3.02	6.3%

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CarMax, Inc.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, April 10, 2025. Domestic investors may access the call at 1-800-225-9448 (international callers dial 1-203-518-9708). The conference I.D. for both domestic and international callers is 3171396. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A replay of the webcast will be available on the company’s website at investors.carmax.com through June 19, 2025, or via telephone (for approximately one week) by dialing 1-800-839-1247 (or 1-402-220-0470 for international access) and entering the conference ID 3171396.

First Quarter Fiscal 2026 Earnings Release Date

We currently plan to release results for the first quarter ending May 31, 2025, on Friday, June 20, 2025, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in early June 2025.

About CarMax

CarMax, the nation’s largest retailer of used autos, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. The company offers a truly personalized experience with the option for customers to do as much, or as little, online and in-store as they want. During the fiscal year that ended February 28, 2025, CarMax sold approximately 790,000 used vehicles and 540,000 wholesale vehicles at its auctions. In addition, CarMax Auto Finance originated more than $8 billion in receivables during fiscal 2025, adding to its nearly $18 billion portfolio. CarMax has 250 store locations, over 30,000 associates, and is proud to have been recognized for 21 consecutive years as one of the Fortune 100 Best Companies to Work For®. CarMax is committed to helping its communities thrive and reducing the environmental footprint of its operations. Learn more in the 2024 Responsibility Report. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release that are not statements of historical fact, including statements about our future business plans, operations, challenges, opportunities or prospects, including without limitation any statements or factors regarding expected operating capacity, sales, inventory, market share, financial and operational targets and goals, revenue, margins, expenses, liquidity, loan originations, capital expenditures, share repurchase plans, debt obligations or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “positioned,” “predict,” “should,” “target,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge, expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
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•Changes in the competitive landscape and/or our failure to successfully adjust to such changes.
•Changes in general or regional U.S. economic conditions, including inflationary pressures, fluctuating interest rates, tariffs, and the potential impact of international events.
•Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•Events that damage our reputation or harm the perception of the quality of our brand.
•Significant changes in prices of new and used vehicles.
•A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.
•Our inability to realize the benefits associated with our omni-channel platform or initiatives designed to leverage evolving technologies, including AI.
•Factors related to geographic and sales growth, including the inability to effectively manage our growth.
•Our inability to recruit, develop and retain associates and maintain positive associate relations.
•The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.
•Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loans receivable than anticipated.
•The failure or inability to realize the benefits associated with our strategic investments.
•Changes in consumer credit availability provided by our third-party finance providers.
•Changes in the availability of extended protection plan products from third-party providers.
•The performance of the third-party vendors we rely on for key components of our business.
•Adverse conditions affecting one or more automotive manufacturers.
•The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•The failure or inability to adequately protect our intellectual property.
•The occurrence of severe weather events.
•The failure or inability to meet our environmental goals or satisfy related disclosure requirements.
•Factors related to the geographic concentration of our stores.
•Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.
•The failure of or inability to sufficiently enhance key information systems.
•Factors related to the regulatory and legislative environment in which we operate.
•The effect of evolving regulations, disclosure requirements, standards and expectations relating to environmental, social and governance matters.
•The effect of various litigation matters.
•The volatility in the market price for our common stock.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 29, 2024, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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CarMax, Inc.

Contacts:

Investors:
    David Lowenstein, Vice President, Investor Relations
    investor_relations@carmax.com, (804) 747-0422 x7865

Media:
    pr@carmax.com, (855) 887-2915

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended February 28 or 29				Years Ended February 28 or 29
(In thousands except per share data)	2025	%(1)	2024	%(1)	2025	%(1)	2024	%(1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$4,836,239	80.6	$4,497,588	79.9	$21,079,654	80.0	$20,922,279	78.8
Wholesale vehicle sales	1,007,914	16.8	974,260	17.3	4,587,457	17.4	4,975,802	18.8
Other sales and revenues	158,970	2.6	154,755	2.8	686,309	2.6	637,959	2.4
NET SALES AND OPERATING REVENUES	6,003,123	100.0	5,626,603	100.0	26,353,420	100.0	26,536,040	100.0
COST OF SALES:
Used vehicle cost of sales	4,412,173	73.5	4,110,275	73.1	19,256,483	73.1	19,170,320	72.2
Wholesale vehicle cost of sales	883,411	14.7	844,844	15.0	4,029,876	15.3	4,419,044	16.7
Other cost of sales	39,646	0.7	85,293	1.5	169,160	0.6	233,467	0.9
TOTAL COST OF SALES	5,335,230	88.9	5,040,412	89.6	23,455,519	89.0	23,822,831	89.8
GROSS PROFIT	667,893	11.1	586,191	10.4	2,897,901	11.0	2,713,209	10.2
CARMAX AUTO FINANCE INCOME	159,314	2.7	147,267	2.6	581,749	2.2	568,271	2.1
Selling, general, and administrative expenses	610,500	10.2	580,885	10.3	2,435,404	9.2	2,286,378	8.6
Depreciation and amortization	65,044	1.1	61,169	1.1	255,321	1.0	239,028	0.9
Interest expense	24,140	0.4	31,434	0.6	107,941	0.4	124,750	0.5
Other expense (income)	9,119	0.2	(5,541)	(0.1)	11,624	—	(10,271)	—
Earnings before income taxes	118,404	2.0	65,511	1.2	669,360	2.5	641,595	2.4
Income tax provision	28,538	0.5	15,243	0.3	168,804	0.6	162,391	0.6
NET EARNINGS	$89,866	1.5	$50,268	0.9	$500,556	1.9	$479,204	1.8
WEIGHTED AVERAGE COMMON SHARES:
Basic	153,667		157,821		155,330		158,216
Diluted	154,704		158,228		156,061		158,707
NET EARNINGS PER SHARE:
Basic	$0.58		$0.32		$3.22		$3.03
Diluted	$0.58		$0.32		$3.21		$3.02

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	February 28	February 29
(In thousands except share data)	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$246,960	$574,142
Restricted cash from collections on auto loans receivable	559,118	506,648
Accounts receivable, net	188,733	221,153
Inventory	3,934,622	3,678,070
Other current assets	148,203	246,581
TOTAL CURRENT ASSETS	5,077,636	5,226,594
Auto loans receivable, net	17,242,789	17,011,844
Property and equipment, net	3,841,833	3,665,530
Deferred income taxes	140,332	98,790
Operating lease assets	493,355	520,717
Goodwill	141,258	141,258
Other assets	467,003	532,064
TOTAL ASSETS	$27,404,206	$27,196,797

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$977,845	$933,708
Accrued expenses and other current liabilities	529,926	523,971
Accrued income taxes	87,526	—
Current portion of operating lease liabilities	59,335	57,161
Current portion of long-term debt	16,821	313,282
Current portion of non-recourse notes payable	526,518	484,167
TOTAL CURRENT LIABILITIES	2,197,971	2,312,289
Long-term debt, excluding current portion	1,570,296	1,602,355
Non-recourse notes payable, excluding current portion	16,567,044	16,357,301
Operating lease liabilities, excluding current portion	481,963	496,210
Other liabilities	343,944	354,902
TOTAL LIABILITIES	21,161,218	21,123,057

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 153,319,678 and 157,611,939 shares issued and outstanding as of February 28, 2025 and February 29, 2024, respectively	76,660	78,806
Capital in excess of par value	1,891,012	1,808,746
Accumulated other comprehensive income	3,080	59,279
Retained earnings	4,272,236	4,126,909
TOTAL SHAREHOLDERS’ EQUITY	6,242,988	6,073,740
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$27,404,206	$27,196,797

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Years Ended February 28 or 29
(In thousands)	2025	2024
OPERATING ACTIVITIES:
Net earnings	$500,556	$479,204
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	294,801	260,414
Share-based compensation expense	134,709	119,720
Provision for loan losses	334,667	310,516
Provision for cancellation reserves	97,701	80,311
Deferred income tax benefit	(23,724)	(4,800)
Other	20,781	9,252
Net decrease (increase) in:
Accounts receivable, net	32,420	77,630
Inventory	(256,552)	48,072
Other current assets	109,162	39,939
Auto loans receivable, net	(565,612)	(980,569)
Other assets	(19,230)	(13,902)
Net increase (decrease) in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	71,714	118,511
Other liabilities	(106,954)	(85,681)
NET CASH PROVIDED BY OPERATING ACTIVITIES	624,439	458,617
INVESTING ACTIVITIES:
Capital expenditures	(467,939)	(465,307)
Proceeds from disposal of property and equipment	333	1,351
Purchases of investments	(10,738)	(6,193)
Sales and returns of investments	17,342	3,151
NET CASH USED IN INVESTING ACTIVITIES	(461,002)	(466,998)
FINANCING ACTIVITIES:
Proceeds from issuances of long-term debt	522,800	134,600
Payments on long-term debt	(836,622)	(246,067)
Cash paid for debt issuance costs	(21,253)	(21,633)
Payments on finance lease obligations	(16,536)	(16,674)
Issuances of non-recourse notes payable	12,968,491	12,380,050
Payments on non-recourse notes payable	(12,715,705)	(11,873,169)
Repurchase and retirement of common stock	(428,453)	(94,086)
Equity issuances	73,741	44,766
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(453,537)	307,787
(Decrease) increase in cash, cash equivalents, and restricted cash	(290,100)	299,406
Cash, cash equivalents, and restricted cash at beginning of year	1,250,410	951,004
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF YEAR	$960,310	$1,250,410

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